                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________


                                     SCHEDULE 13G
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 ____________________


                                   REMEDYTEMP, INC.
                                   (NAME OF ISSUER)


                       COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       ---------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      759549108
                                      ---------
                        (CUSIP NUMBER OF CLASS OF SECURITIES)







THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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                                     SCHEDULE 13G





           CUSIP No. 759549108



           1.   NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Mid-Continent Capital, L.L.C., a Delaware Limited Liability Company
                     I.R.S. #36-4157405
           2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                      (b)

           3.   SEC USE ONLY

           4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA

              NUMBER OF SHARES    5.   SOLE VOTING POWER - 484,025
           BENEFICIALLY OWNED BY
              EACH PERSON WITH
                                  6.   SHARED VOTING POWER - 13,000


                                  7.   SOLE DISPOSITIVE POWER - 484,025

                                  8.   SHARED DISPOSITIVE POWER - 13,000


           9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                     497,025

           10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           11.  PERCENT OF CLASS REPRESENTED BY AMOUNT ON ROW (9)
                     8.3%
           12.  TYPE OF REPORTING PERSON - IA
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ITEM 1(a).     NAME OF ISSUER:

               RemedyTemp, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               32122 Camino Capistrano
               San Juan Capistrano, CA 92675

ITEM 2(a).     NAME OF PERSON FILING:

               This Statement is being filed by:

               Mid-Continent Capital, L.L.C.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               55 W. Monroe; Suite 3560
               Chicago, IL 60603

ITEM 2(c).     CITIZENSHIP:

               See Item 4 of the Cover Page.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share (the "Common Stock").

ITEM 2(e).     CUSIP NUMBER:

               759549108

ITEM 3. INFORMATION IF STATEMENT IF BEING FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b):

          (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

ITEM 4.   OWNERSHIP:

(a)  497,025 shares of Common Stock
     ------------------------------------------------------------------------
                              (Amount Beneficially Owned)
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(b)  8.3%
                                  (Percent of Class)

(c)  Number of shares as to which such person has:

     (i)    484,025
            -----------------------------------------------------------------
                      (sole power to vote or to direct the vote)
     (ii)   13,000
            -----------------------------------------------------------------
                     (shared power to vote or to direct the vote)
     (iii)  484,025
            -----------------------------------------------------------------
               (sole power to dispose or to direct the disposition of)
     (iv)   13,000
            -----------------------------------------------------------------
              (shared power to dispose or to direct the disposition of)


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                      SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              MID-CONTINENT CAPITAL, L.L.C.


                              By: /s/ John D. Mabie
                                 --------------------------------------------
                                  Name:   John D. Mabie
                                  Title:  Chairman



                              Dated: February 9, 1998